EXHIBIT 10-1

AMENDMENT NO. 1
TO
RESTRUCTURING AGREEMENT

This Amendment No. 1 to the Restructuring Agreement (the “Amendment”) first entered into by _________ (the “Shareholder”) and Park City Group, Inc., a Nevada corporation (the “Company”) on February 4, 2015 (the “Agreement”), is entered into as of March 31, 2015.  Unless otherwise specified herein, all capitalized terms set forth in this Amendment shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, the Company and the Shareholder first entered into the Agreement in order to approve of an amendment to the Certificate of Designation of the Relative Rights, Powers and Preference of the Series B Preferred (the “First Series B Amendment”), in order to: (i) reduce the rate at which the Company’s Series B Preferred Stock (the “Series B Preferred”) accrues dividends from 15% per annum (which interest rate increases to 18% on July 1, 2015) to 7% per annum if paid by the Company in cash, or 9% if paid by the Company in PIK Shares (as defined below); (ii) allow the Company to pay accrued dividends on outstanding shares of Series B Preferred in either cash or by the issuance of additional shares of Series B Preferred (“PIK Shares”); (iii) eliminate the conversion feature of the Series B Preferred; and (iv) increase the number of shares of the Company's preferred stock designated as Series B Preferred from 600,000 to 900,000 shares to provide for the potential issuance of PIK Shares;

WHEREAS, in consideration for entering into the Agreement, the Shareholder received: (i) ________ additional shares of Series B Preferred Stock, which shares have a stated value equal to the amount that, but for the Series B Restructuring, would have been paid to the Shareholder as dividends over the next five years (the “Additional Shares”); and (ii) five-year warrants (the “Series B Warrants”) to purchase ________ shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for $4.00 per share (the “Warrant Shares”), an amount and per share purchase price equal to what the Shareholder would otherwise be entitled to receive upon conversion of their shares of Series B Preferred;

WHEREAS, to address issues raised by the NASDAQ Stock Market, the exchange on which the Company’s Common Stock currently trades, the Company now desires to: (i) file the Certificate of Designation of the Relative Rights, Powers and Preference of the Series B-1 Preferred Stock, in substantially the form attached hereto as Exhibit A (the “Series B-1 COD”), designate 300,000 shares of preferred stock as Series B-1 Preferred Stock (the “Series B-1 Preferred”), which shares of Series B-1 Preferred shall not be entitled to any general voting rights and will rank pari pasu with the Series B Preferred; (ii) amend the First Series B Amendment, in substantially the form attached hereto as Exhibit B (the “Second Series B Amendment”), to (x) reduce the number of shares of the Company’s Preferred Stock designated thereunder from 900,000 to 600,000, (y) require that, should the Company pay dividends on the Series B Preferred in PIK Shares, shares of Series B-1 Preferred shall be issued, rather than shares of Series B Preferred, and (z) in the event any Holder elects to exercise a Series B Warrant, cause the automatic conversion of one share of Series B Preferred into one share of Series B-1 Preferred for every 2.5 Warrant Shares received by such Holder in connection with the exercise (the “Automatic Series B Conversion”); and (ii) amend the Agreement to provide for the issuance of the Additional Shares as shares of Series B-1 Preferred;

WHEREAS, the Shareholder now desire to execute this Amendment in order to approve of the filing of the Series B-1 COD and the creation of the Series B-1 Preferred, filing of the Second Series B Amendment with the Nevada Secretary of State and to amend the Agreement to provide for the issuance of the Additional Shares in shares of Series B-1 Preferred.

AGREEMENT

NOW, THEREFORE VALUE RECEIVED, the undersigned parties agree as follows:

1.           Creation of Series B-1 Preferred.  In reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company shall, and the Shareholder consents to, the filing of the Certificate of Designation of the Relative Rights, Powers and Preference of the Series B-1 Preferred Stock, in substantially the form attached hereto as Exhibit A (the “Series B-1 COD”), and to the designation of 300,000 shares of preferred stock as Series B-1 Preferred Stock.

2.           Amendment to the Terms and Conditions of the Series B Preferred.  In reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company shall, and the Shareholder consents to, the filing of an amendment to the First Series B Amendment with the Nevada Secretary of State, titled the ‘Second Amended and Restated Certificate of Designation of the Relative Rights, Powers and Preference of the Series B Preferred Stock’ and in substantially the form attached hereto as Exhibit A, to effect the following changes:

(i)           amend the second paragraph of the Certificate of Designation, which paragraph sets forth the resolution of the Company’s Board of Directors designating shares of the Company’s preferred stock as Series B Preferred, to read as follows:

“By resolution, the Board of Directors of the Corporation has established, designated and fixed the terms, preferences, limitations and relative rights of up to six hundred thousand (600,000) shares of the authorized and unissued preferred stock of the Corporation, par value $0.01 per share, as “Series B Preferred Stock” (the “Series B Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:”

(ii)           amend Section 1(a)(iii) to read as follows:

“(iii)           The Company may pay dividends accrued pursuant this Section 1(a) at each Dividend Payment Date to any holder in either (i) shares of the Company’s Series B-1 Preferred Stock, (ii) in cash or (iii) in some combination of Series B-1 Preferred Stock and cash, provided that each holder shall receive the same combination of shares of Series B-1 Preferred Stock and cash as all other holders on any Dividend Payment Date.”

(iii)           add a new section, Section 4, Conversion, which section will read as follows:

“4.           Conversion.  In the event any holder of Series B Preferred Stock elects to exercise a Series B-1 Warrant for shares of the Company’s common stock, $0.01 par value (“Warrant Shares”), that number of shares of Series B Preferred Stock held by such holder that possess Common Voting Rights equal to the number of Warrant Shares issued upon exercise of the Warrant shall automatically and without further action required by the Holder or the Company convert into an identical number of shares of the Company’s Series B-1 Preferred Stock.”

3.           Section 1.2 of the Agreement is hereby replaced, in its entirety, with the following:

“1.2           Issuance of Additional Series B Preferred.  As consideration for the decrease of the Dividend Rate, the Company will deliver to the Shareholder ________ shares of Series B-1 Preferred Stock (“Series B-1 Preferred”).”

4.           The provisions of the Agreement, as amended and modified in this Amendment, shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.  In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions set forth in Agreement, the terms and conditions set forth herein shall control.  This Amendment shall be governed by the laws of the State of Utah without regard to the conflict of laws provisions thereof.

 [signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the date set forth above.

PARK CITY GROUP, INC.

Name: Title:

SHAREHOLDER:

Name:

[Signature Page to Restructuring Agreement]